UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2015

             Alaska Communications Systems Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Telephone Ave, Anchorage, Alaska	99503-6091
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2015, Alaska Communications Systems Holdings, Inc., as Borrower, Alaska Communications Systems Group, Inc., as Parent (collectively “Alaska Communications”) and CoBank, ACB, as administrative agent, entered into a Credit Agreement. The Credit Agreement provides for a $65 million first lien term loan facility, together with a $10 million revolving credit facility (collectively, the “First Lien Facility"). Concurrently, Alaska Communications, as Borrower, and Crystal Financial, LLC, as administrative agent, entered into a second lien credit facility (the “Second Lien Facility”) for $25 million (together with the First Lien Facility, the "Credit Facilities").

Alaska Communications used proceeds of the Credit Facilities to pay off its outstanding $81.5 million term loan and to pay closing costs and other expenses related to the transaction, with the remaining proceeds available for certain corporate purposes. Pricing on the First Lien Facility is set at LIBOR plus 4.5 percent with a LIBOR minimum of 1.0 percent. Draws on the revolving credit facility would be at LIBOR plus 4.5 percent with a LIBOR minimum of 1.0 percent and a commitment fee of 0.25 percent per annum on the average daily unused portion. Pricing on the Second Lien Facility is set at LIBOR plus 8.5 percent with a LIBOR minimum of 1.0 percent. At current LIBOR rates, the weighted interest cost of the Credit Facilities is 6.61%, which is similar to the previous term loan facility.

The First Lien Facility requires quarterly prepayments of

(i)	$250,000 in 2015 (commencing with the end of the fourth fiscal quarter); and
(ii)	$750,000 in each quarter of 2016

Each year thereafter, the quarterly prepayment amount increases by $250,000 until maturity.

The Credit Facilities are structured so the Second Lien Facility can be paid off prior to its maturity, leaving the First Lien Facility remaining.

The Credit Facilities mature in the first quarter of 2018, but will be extended if Alaska Communications:

(a)	has refinanced or repurchased its existing 6.25% convertible notes due May, 2018, such that no more than $30,000,000 of principal amount of the notes are outstanding (with cash available for their payment at maturity) and any replacement notes have a maturity date on or after January 1, 2021,

(b)	has achieved certain liquidity requirements, and

(c)	is otherwise compliant with the terms of the Credit Facilities.

The obligations of Alaska Communications will be secured by perfected first and second lien priority security interests in substantially all of its and its direct and indirect subsidiary’s tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Borrower and each of the Parent’s direct and indirect subsidiaries), subject to certain agreed exceptions.

The Credit Facilities contain customary representations, warranties and covenants. In addition, the Credit Facilities contain financial covenants that: (i) impose maximum net total leverage and senior leverage to annual EBITDA ratios, and (ii) require a minimum annual EBITDA to debt service coverage obligations ratio.

The Credit Facilities provide for events of default customary for credit facilities of this type, including non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, and insolvency and bankruptcy. After the occurrence of an event of default and for so long as it continues, the Administrative Agent upon request of the Required Lenders (as defined in the Credit Facilities) may increase the interest rate then in effect on all outstanding obligations by 2.0%. Upon an event of default relating to insolvency, bankruptcy or receivership, the amounts outstanding under the Credit Facilities will become immediately due and payable. Upon the occurrence and continuation of any other event of default, the Administrative Agent upon request of the Required Lenders may accelerate payment of all obligations.

On September 15, 2015, the Company issued a press release announcing that it had entered into the Credit Facilities. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Company’s entry into, and borrowings under, the Credit Facilities is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

September 15, 2015	By:	/s/ Leonard A. Steinberg

Name: Leonard A. Steinberg
Title: Corporate Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated September 15, 2015.